FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
January 24, 2008	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS ON
SECOND QUARTER RESULTS

BOARD DECLARES QUARTERLY DIVIDEND OF $.10 PER SHARE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. (“Bank”), today announced net income for the second quarter of fiscal 2008 of $873,000, or $.39 per diluted share, an increase of 20.6%, or $149,000, as compared to net income of $724,000, or $.32 per diluted share, during the same period of the prior year.  The increase in earnings, compared to the same period a year ago, was primarily due to a 14.8% increase in net interest income and a 9.8% increase in non-interest income, partially offset by a 9.7% increase in non-interest expense.  Net income for the first six months of fiscal 2008 was $1.69 million, or $.75 per diluted share, an increase of 15.2%, or $223,000, as compared to $1.46 million, or $.65 per diluted share, earned during the same period of the prior year.  The increase in diluted earnings per share was primarily due to a 10.2% increase in net interest income and a 5.7% increase in non-interest income, partially offset by a 7.6% increase in non-interest expense.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on January 22, 2008, declared its 55th consecutive quarterly dividend since the inception of the Company.  The $.10 cash dividend will be paid on February 29, 2008, to shareholders of record at the close of business on February 15, 2008.  The Board of Directors and management believe the continuation of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Balance Sheet Summary:

The Company experienced balance sheet growth with total assets increasing $12.7 million, or 3.3%, to $392.6 million at December 31, 2007, as compared to $379.9 million at June 30, 2007.  This growth was primarily due to increases in outstanding loan balances, investments, and cash equivalents.  Asset growth has been funded primarily with growth in repurchase agreements, retail and public unit deposits, and Federal Home Loan Bank (FHLB) advances.

Loans, net of the allowance for loan losses, increased $7.6 million to $319.7 million at December 31, 2007, an increase of 2.4%, as compared to $312.0 million at June 30, 2007.  The increase primarily reflects growth in residential real estate loan balances of $7.0 million and growth in commercial real estate loan balances of $4.6 million, partially offset by paydowns in commercial loan balances of $3.5 million, due mostly to seasonal agricultural-related loan repayments.  Asset quality remains strong with annualized net loan recoveries for the first six months of fiscal 2008 totaling 0.07% of average loans, compared to annualized net loan charge-offs of 0.06% during the same period of the prior year.  Our allowance for loan losses at December 31, 2007, totaled $2.85 million, representing 0.88% of total loans and 4,947% of non-performing loans, compared to $2.54 million, or .81% of total loans, and 9,845% of non-performing loans at June 30, 2007.

Total liabilities increased $11.7 million to $362.9 million at December 31, 2007, an increase of 3.3% as compared to $351.2 million at June 30, 2007.  Deposits increased $4.0 million to $274.1 million at December 31, 2007, as compared to $270.1 million at June 30, 2007.  The increase in deposits was due to a $9.4 million increase in certificates of deposit, partially offset by a $4.9 million decrease in money market savings and deposit accounts.  The average loan to deposit ratio for the quarter was 117.5% as compared to 117.4% for the same period of the prior year.  FHLB advances increased $2.5 million to $56.5 million, as compared to $54.0 million at June 30, 2007.  At December 31, 2007, FHLB borrowings included $4.0 million in the form of short-term borrowings, compared to $7.0 million in short-term borrowings at June 30, 2007.

The Company’s stockholders’ equity increased $1.0 million, or 3.5%, to $29.7 million at December 31, 2007, from $28.7 million at June 30, 2007.  The increase was due to retention of net income, and an increase in the market value of the investment portfolio, partially offset by stock repurchases and cash dividends.

The Company announced, on June 21, 2007, its intention to repurchase an additional 110,000 shares of its common stock, or approximately 5% of its 2.2 million outstanding shares.  To date, the Company has repurchased 46,800 shares under this program at an average cost of $14.86 per share.

Income Statement Summary:

The Company’s net interest income for the second quarter of fiscal 2008 increased to $2.8 million, up $358,000, or 14.8%, as compared to the same period of the prior year.  For the first six months of fiscal 2008, net interest income increased to $5.4 million, up $500,000, or 10.2%, as compared to the same period of the prior year.  The increases were primarily due to an increase in the average balance of interest-earning assets, as well as an increase in average interest rate spread.  For the second quarter, average interest-earning assets increased $24.6 million, while the average interest rate spread increased 21 basis points, to 2.74%, as compared to 2.53% for the same period of the prior fiscal year.  The increase in average interest rate spread, as compared to the same period of the prior fiscal year, was the result of a 17 basis point increase in the yield on interest-earning assets combined with a four basis point decrease in the average cost of interest bearing liabilities.  For the first six months of fiscal 2008, average interest-earning assets increased $24.4 million, while the average interest rate spread increased seven basis points, to 2.66%, as compared to 2.59% for the same period of the prior fiscal year.  The increase in average interest rate spread, as compared to the same period of the prior fiscal year, was the result of a 22 basis point increase in the yield on interest earning assets, partially offset by a 15 basis point increase in the average cost of interest bearing liabilities.

The Company’s non-interest income for the second quarter of fiscal 2008 increased to $602,000, up $54,000, or 9.8%, as compared to the same period of the prior year.  For the first six months of fiscal 2008, non-interest income increased to $1.2 million, up $64,000, or 5.7%, as compared to the same period of the prior year.  The increases were primarily due to increased debit card income, loan fee income, and non-sufficient funds fee income.

Non-interest expense for the second quarter of fiscal 2008 increased to $2.0 million, up $175,000, or 9.7%, as compared to the same period of the prior year.  For the first six months of fiscal 2008, non-interest expense increased to $3.9 million, up $274,000, or 7.6%, as compared to the same period of the prior year.  The increase was primarily due to higher compensation, occupancy, accounting services, and ATM network expenses, as well as charges to amortize the Company’s investments in tax credits, partially offset by decreased advertising and supplies expenses.

The efficiency ratio for the second quarter and first six months of fiscal 2008 was 58.6% and 58.8%, as compared to 60.9% and 59.7%, respectively, for the same periods of the prior fiscal year.  These measures were improved due primarily to strong net interest income growth.

Income tax provisions for the second quarter of fiscal 2008 were $432,000, an increase of $92,000, or 26.9%, compared to the same period of the prior fiscal year.  For the first six months of fiscal 2008, income tax provisions were $832,000, and increase of $87,000, or 11.6%, compared to the same period of the prior fiscal year.  The increases were primarily due to increased pre-tax income.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	December 31, 2007	June 30, 2007

Total assets	$392,625,000	$379,927,000
Available-for-sale securities	38,144,000	34,884,000
Loans, net	319,672,000	312,063,000
Allowance for losses on loans	2,852,000	2,538,000
Non-performing assets	175,000	148,000
Deposits	274,146,000	270,088,000
FHLB advances	56,500,000	54,000,000
Securities sold under repurchase agreements	22,808,000	17,758,000
Subordinated Debt	7,217,000	7,217,000
Stockholders' equity	29,730,000	28,714,000

Equity to assets ratio	7.57%	7.56%
Allowance as a percentage of gross loans	0.88%	0.81%
Non-performing loans as a percentage of loans	0.05%	0.01%

Per common share:
Closing Market Price	$13.99	$14.95
Tangible book value	12.85	12.06

	Three Months Ended December 31,		Six Months Ended December 31,
Selected Operating Data:	2007	2006	2007	2006
Net interest income	$2,771,000	$2,414,000	$5,403,000	$4,903,000
Provision for loan losses	90,000	95,000	200,000	220,000
Noninterest income	602,000	548,000	1,189,000	1,126,000
Noninterest expense	1,978,000	1,802,000	3,874,000	3,601,000
Income taxes	432,000	341,000	832,000	745,000
Net income	$873,000	$724,000	$1,686,000	$1,463,000

Per common share:
Net earnings:
Basic	$.40	$.32	$.77	$.66
Diluted	$.39	$.32	$.75	$.65

Cash dividends	$.10	$.09	$.20	$.18

Average basic shares outstanding	2,170,191	2,228,353	2,184,623	2,228,304
Average diluted shares outstanding	2,210,585	2,269,185	2,225,197	2,268,724

Profitability Ratios:

Return on average assets	0.90%	.80%	0.88%	.82%
Return on average common equity	11.86%	10.45%	11.54%	10.70%

Net interest margin	3.06%	2.86%	3.00%	2.92%
Net interest spread	2.74%	2.53%	2.66%	2.59%

Efficiency Ratio	58.64%	60.86%	58.77%	59.71%